Exhibit 99.3

RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

PRESS RELEASE

RCM TECHNOLOGIES ANNOUNCES RETIREMENT AS CEO OF LEON KOPYT

Long-time RCM Executive Rocco Campanelli Elected CEO

Mr. Kopyt Will Remain Chairman of Board of Directors

RCM Reaches Settlement with Legion Group

Pennsauken, NJ — January 23, 2014 — RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that Leon Kopyt, the Company’s President and Chief Executive Officer since 1992, will retire from those positions effective February 28, 2014.  Mr. Kopyt will continue to serve as the Chairman of RCM’s Board of Directors.

Rocco Campanelli, who has worked with RCM and Mr. Kopyt for 18 years and has served as an Executive Vice President of RCM since 1999, will assume the roles of President and Chief Executive Officer upon Mr. Kopyt’s retirement.

Mr. Kopyt said, “I’m extremely proud of our success at RCM.  We have achieved a great many significant accomplishments and have built a strong team throughout our organization.  I am grateful to and appreciative of my many colleagues over the years, and I also am thankful for the support we have received, and continue to enjoy, from our customers.  I am confident that RCM will continue to grow and gain market share under Rocco’s leadership, and I look forward to working with him and the other members of the Board to support RCM in its next stages of growth and development.”

Mr. Campanelli added, “I first want to thank Leon for his mentoring and friendship over the past 18 years.  I look forward to continuing to benefit from his expertise as we move forward.”  Mr. Campanelli continued, “RCM is a great company and I am excited to take on this new role.  I am energized by the opportunities that I believe we have to grow our company and look forward to working with the Board of Directors to bring value to our stockholders, employees and clients.”

Lead independent director S. Gary Snodgrass commented “We’re very grateful to Leon for his longtime leadership of RCM.  He has been an outstanding executive and we owe him much gratitude for his long-time stewardship of our company.”  Mr. Snodgrass added, “With Rocco taking over, we will enjoy the continuity of leadership that he will bring as a long-time member of the RCM team, but will at the same time reap the benefits of a fresh perspective in our CEO position.  Rocco has a proven track record and of course enjoys great familiarity with our company’s strategy and operations.  We believe RCM is poised for growth and substantial accomplishments as we move to the next level under Rocco’s leadership.”

In connection with his retirement, Mr. Kopyt and the Company entered into a Separation Agreement, pursuant to which Mr. Kopyt will receive various severance benefits.  The Company will file the Separation Agreement with the Securities and Exchange Commission as an exhibit to an upcoming Current Report on Form 8-K.

The Company also announced that it has reached a Settlement Agreement with Legion Partners Asset Management, LLC and the other members of its stockholder group, or the Legion Group, which, as the beneficial holder of 13.3% of RCM’s common stock, is RCM’s largest stockholder. The Settlement Agreement, which follows the contested director election at the Company’s 2013 Annual Meeting of Stockholders, contains various provisions, including a standstill provision designed to prevent any similar contested election at the Company’s 2014 Annual Meeting of Stockholders.  It further provides that both of the nominees of the Legion Group elected to the Board in December 2013, Bradley S. Vizi and Roger H. Ballou, as well as Messrs. Kopyt and Snodgrass, will be nominated by the Company for reelection at the Company’s 2014 annual meeting of stockholders.  The Settlement Agreement, which the Company will file with the Securities and Exchange Commission as an exhibit to an upcoming Current Report on Form 8-K, also contains various provisions regarding corporate governance, and provides for a dismissal of the ongoing legal action between the Company and the Legion Group.

“We are pleased to be able to settle the litigation that resulted from the contested election, allowing the Company to focus fully on long-term growth, sustainable profitability, market leadership and enhanced value for stockholders.  We also look forward to working together with our new Board members, Brad Vizi and Roger Ballou,” said Mr. Kopyt.

“The Legion Group is also glad to put the litigation behind us.  Roger and I look forward to participating in RCM’s ongoing efforts to enhance stockholder value,” said Mr. Vizi. “Together, the Board and management expect to work together constructively and cooperatively to achieve strong progress at RCM.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, the Company’s opportunities for growth, the roles of various individuals in the Company’s management structure and other matters relating to the settlement agreement discussed herein.  Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.  The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.